Exhibit 99.1

FOR IMMEDIATE RELEASE

CARL WARSCHAUSKY APPOINTED TO

POTBELLY CORPORATION BOARD OF DIRECTORS

Chicago, IL. May 19, 2015 - Potbelly Corporation (NASDAQ: PBPB) today announced that Carl Warschausky has been appointed to Potbelly’s Board of Directors. Since January 2013, Mr. Warschausky has been the President and Chief Executive Officer of World Kitchen, LLC, a global housewares and consumer products manufacturer. Mr. Warschausky has been with World Kitchen, LLC since 2008, serving in various roles including Chief Operating Officer, President of the North America division, and Chief Financial Officer.

“We are pleased to have Carl join our Board,” said Aylwin Lewis, Chairman and Chief Executive Officer of Potbelly. “His extensive finance and general management experience in dynamic industries as well as his global perspective and experience will be a benefit to the Company.”

About Potbelly

Potbelly Corporation is a fast-growing neighborhood sandwich concept offering toasty warm sandwiches, signature salads and other fresh menu items served by engaging people in an environment that reflects the Potbelly brand. Our Vision is for our customers to feel that we are their “Neighborhood Sandwich Shop” and to tell others about their great experience. Our Mission is to make people really happy and to improve every day. Our Passion is to be “The Best Place for Lunch.” The Company owns and operates over 300 shops in the United States and the District of Columbia and our franchisees operate over 20 shops domestically and in the Middle East. For more information visit our website at www.potbelly.com.

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Contact:	Investor Relations
Investors@Potbelly.com
312-428-2950